Exhibit 4.20
CERTIFICATE OF AMENDMENT
PURSUANT TO SECTION 3807(e) OF THE DELAWARE STATUTORY TRUST ACT
(12 Del. C. § 3801 et seq.)
     THIS Certificate of Amendment is being duly executed and filed on behalf of each Delaware statutory trust (collectively, the “Trusts”) for which The Bank of New York (Delaware) acts of trustee, by the undersigned, as trustee, to amend the respective Certificates of Trust of the Trusts pursuant to Section 3807(e) of the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).
     1. Amendment of Certificates of Trust. The Certificate of Trust of each of the Trusts is hereby amended by changing the name of the trustee of the Trusts in the State of Delaware from The Bank of New York (Delaware) to BNYM (Delaware).
     2. Effective Date. This Certificate of Amendment shall be effective upon filing with the Secretary of State of the State of Delaware.
     IN WITNESS WHEREOF, the undersigned has duly executed this Certificate as of January 15, 2008, in accordance with Section 3807(e) of the Act.

BNYM (DELAWARE), formerly known as The Bank of New York (Delaware), not in its individual capacity but solely as trustee

By:	Vincent E. Sampson

Name:	Vincent E. Sampson
Title:	President

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:36 AM 01/15/2008
FILED 08:37 AM 01/15/2008
SRV 080043481 — 3280777 FILE